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                                  EXHIBIT 20.2
                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE:  Friday, April 5, 1996

CONTACT:          David E. Pertl
                  Senior Vice President, CFO
                  Summit Family Restaurants Inc.
                  (801) 463-5500

              SUMMIT FAMILY RESTAURANTS ANNOUNCES CKE RESTAURANTS'
                    PURCHASE OF OUTSTANDING PREFERRED SHARES

SALT LAKE CITY, UTAH -- Summit Family Restaurants Inc. (NASDAQ: SMFR) announced today that CKE Restaurants, Inc. (NYSE: CKR) has completed the previously announced acquisition of all of its outstanding preferred shares from ABS MB
(JB) Limited Partnership. Concurrently with the sale, Frederick L. Bryant and William L. Paternotte, the two Summit Board members elected by ABS MB (JB), resigned from the Summit Board. This purchase gives CKE Restaurants a 16.5% ownership position in Summit and is the first step in completing the previously announced merger with Summit. The merger, which is subject to Summit's stockholder approval, is expected to close by the end of May 1996.

Summit Family Restaurants Inc. has restaurant operations in nine western states, including 77 Company-operated and 24 franchised JB's Restaurants, 6 Galaxy Diner restaurants and 16 HomeTown Buffet restaurants.

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